EXHIBIT 99.1

Press Release                              Source: AmeriChip International, Inc.

AmeriChip Tool and Abrasives Appointed Osborn International Distributor Thursday December 2, 7:00 am ET

PLYMOUTH, Mich., Dec. 2, 2004 (PRIMEZONE) -- Mr. Ed Rutkowski, President of AmeriChip Tool and Abrasives, LLC (wholly-owned subsidiary of AmeriChip International Inc.) (OTC BB:ACHI.OB - News), is pleased to report that it has been appointed a distributor for Osborn International (http://www.osborn.com/apps.asp). With operations in 12 countries around the world and employing over 2,000 people worldwide, Osborn International, established in 1886, is the world's largest industrial brush maker. Osborn manufactures innovative tools for surface finishes that are sold in more than 90 countries. Osborn holds more patents on products and processes than all the other industrial wire brush companies combined. Since metal finishing is the last process in the manufacture of any metal part, by representing Osborn, their product line gives AmeriChip a more comprehensive solution, making AmeriChip Tool and Abrasives a truly one stop resource for industrial metal brushes for controlled surface finishes.

Mr. Ed Rutkowski also reports that it is replacing the Oil Screen-Reven line with an American-based supplier to better serve its American customers.

Headquartered in Plymouth, Michigan, U.S.A., AmeriChip International Inc. holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at http://www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.

Contact:

AmeriChip International, Inc.
R. Windsor
905-898-2646
r.windsor@americhipintl.com
www.americhipintl.com
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Source: AmeriChip International, Inc.